Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical Files Third Quarter 10-Q With Amended Net Loss

COLUMBUS, Ohio (November 15, 2004) – In filing its third quarter Form 10-Q with the Securities and Exchange Commission today, Borden Chemical, Inc. announced that it has amended and reduced its net loss for the quarterly period ended September 30, 2004.

The amended net loss for the third quarter period is $59 million, or 40 cents per share. The company’s amended net loss year to date is $186 million, or $1.03 per share. The net loss for the period was amended to correct for a previous overestimation of certain transaction-related expenses. Segment EBITDA and Adjusted EBITDA did not change.

About Borden Chemical

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

Forward-Looking Statements

Statements contained in this press release may include forward-looking information about the Company’s financial results and business prospects and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, industry and economic conditions, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. The company assumes no obligation to update any forward-looking information contained in this document should circumstances change, except as otherwise required by securities and other applicable laws.

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Contact:

Peter F. Loscocco

Director, Public Affairs

614-225-4127

   loscoccopf@bordenchem.com